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  EMPLOYMENT AGREEMENT dated Monday, September 28, 1998 by and between R.H.
Donnelley Corporation, a Delaware corporation, (the `Company') and Philip C. Danford (the `Executive').

  WHEREAS, the transaction pursuant to which the Company has been separated from its former parent company (the `Spinoff') has been consummated as of July 1, 1998, and

  WHEREAS, Executive is currently serving as an executive of the Company or of its subsidiary, R.H. Donnelley, Inc.; and

  WHEREAS, Executive is willing so to continue his employment on the terms hereinafter set forth in this agreement (the `Agreement');

  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

  1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company or by R.H. Donnelley, Inc. for a period (the `Employment Term') commencing on the date hereof (the `Commencement Date') and ending on the third anniversary of the Spinoff. On the third and each succeeding anniversary of the Spinoff, the Employment Term shall automatically be extended for one additional year unless, not later than ninety days prior to such anniversary, the Company or the Executive shall have given notice of its or his intention not to extend the Employment Term.

  2. Position. (a) Executive shall serve as a senior executive officer of the Company or of R.H. Donnelley, Inc. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the `Board') or its designee.

     (b) During the Employment Term, Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive from serving on business, civic or charitable boards or committees, as long as such activities do not materially interfere with the performance of Executive's duties hereunder.

  3. Base Salary. Company shall pay Executive an annual base salary (the `Base Salary') at the initial annual rate of $300,000, payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time. Base Salary shall be reviewed annually by the Board or a committee thereof to which the Board may from time to time have delegated such authority (the `Committee') for possible increase (but not decrease) in the sole discretion of the Board or the Committee, as the case may be.

  4. Bonus. With respect to each fiscal year all or part of which is contained in the Employment Term, Executive shall be eligible to participate in the Company's Annual Incentive Plan or any successor plan thereto, with a target bonus opportunity of 60% of Base Salary and a maximum bonus opportunity not less than that for which he is eligible on the date hereof (the `Bonus').

  5. Additional Compensation. As further compensation, Executive will be eligible for participation in all bonuses, long-term incentive compensation and stock options and other equity participation arrangements (at the same opportunity as that applicable in the ordinary course on the Effective Date) made available generally to senior executives of the Company.

  6. Employee Benefits. During the Employment Term, Executive shall be eligible, on the same basis as he is currently eligible, for employee benefits (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than those benefits for which he is eligible immediately prior to the Commencement Date.

  7. Business Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies from time to time.

  8. Termination of Employment. Each of Executive and the Company may terminate the employment of Executive hereunder at any time in accordance with this Section 8. Executive's entitlements hereunder in the event of any such termination shall be as set forth in this Section 8. The provisions of this
Section 8 shall survive any nonrenewal of this Agreement by the Company pursuant to Section 1.

     (a) For Cause by the Company. If Executive's employment is terminated by the company for Cause, he shall be entitled to receive his Base Salary through the Date of Termination, as hereinafter defined. All other benefits due Executive following Executive's termination of employment pursuant to this
Section 8(a) shall be determined in accordance with the plans, policies and practices of the Company.

     (b) Death or Disability. Executive's employment hereunder shall terminate upon his death and may be terminated by the Company upon his Disability during the Employment Term. Upon termination of Executive's employment hereunder upon the Executive's Disability or death, Executive or his estate (as the case may be) shall be entitled to receive Base Salary through the date of such termination, plus a pro-rata portion of target Bonus, based on the number of whole or partial months from the beginning of the bonus period to the Date of Termination. In addition, if Executive's employment is terminated as a result of Disability, Executive shall continue to be eligible to participate in all health, medical and dental benefit plans of the Company, until age 65 in accordance with the terms, conditions and elections, if any, applicable to or in effect with respect to Executive at the time of termination of employment.

     (c) Without Cause by the Company Not Following a Change in Control. If, during the Employment Term and prior to a Change in Control, as hereinafter defined, or more than two years after a Change in Control, Executive's employment is terminated by the Company without Cause, Executive shall be entitled to the following benefits:

          (i) Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination, as defined in Section 8(g) herein, is given, or if higher, at the rate in effect immediately prior to the event or circumstance leading to the termination of employment, plus all other amounts to which Executive is entitled under any compensation or benefit plan of the Company.

          (ii) In lieu of any further salary payments to Executive for periods subsequent to the date of termination, the Company shall pay as severance pay, not later than the fifth day following the Date of Termination, a severance payment (the `Severance Payment') equal to two times the sum of (A) Base Salary at the rate in effect on the date Notice of Termination is given, or if higher, at the rate in effect immediately prior to the event or circumstance leading to the termination of employment, plus (B) target Bonus, paid in lump sum without reduction for time value of money.

          (iii) Continued eligibility to participate in all health, medical and dental benefit plans of the Company for which Executive was eligible immediately prior to the time of the Notice of Termination, or comparable coverage, for two years, or, if sooner, until comparable health insurance coverage is available to Executive in connection with subsequent employment or self-employment. The coverage for which Executive shall continue to be eligible under this Section shall be made available at no greater cost or tax cost to Executive than that applicable to Executive at the time of termination of employment.

          (iv) Term life insurance equivalent in coverage, and at no greater cost or tax cost to Executive, to that elected by Executive at the time of Notice of Termination, until the last day of the second calendar year beginning after termination of employment, or, if sooner, until comparable life insurance coverage is available to Executive in connection with subsequent employment or self-employment.

     (d) Termination Within Two Years Following a Change in Control. If, during the Employment Term and within two years following a Change in Control, Executive's employment is terminated by the Company without Cause, or by the Executive for Good Reason, as hereinafter defined, Executive shall be entitled to the payments and benefits set forth in Section 8(c), except that for purposes of this Section 8(d), references in such Section to `two' times or `two' years shall be changed to `three' times and `three' years. In addition, Executive shall be entitled to receive, for the three years following termination of employment or, if sooner, until subsequently employed or self-employed, (i) all perquisites and similar benefits he was receiving immediately prior to the time of Notice of Termination, (ii) reimbursement of expenses relating to financial planning services, up to a maximum amount per year equal to the average of such amounts paid to Executive for the two calendar years preceding the Date of Termination and (iii) reimbursement of expenses relating to outplacement services, subject to a maximum reimbursement under this clause (iii) of $25,000. For purposes of this Agreement, termination of employment after the commencement of negotiations with a potential acquiror or business combination partner shall be deemed to be a termination of employment within two years following a Change in Control if such negotiations result in a transaction with such acquiror or business combination partner which constitutes a Change in Control.

     (e) Retirement. If during the Employment Term, Executive retires at normal retirement age under the Company's qualified pension plan or any successor plan, Executive shall be entitled to the payments and benefits specified in Section 8(b) as if his employment had terminated as a result of Disability.

     (f) Voluntary Termination of Employment. If during the Employment Term, Executive terminates his employment under circumstances other than those specified in this Section 8, Executive shall be entitled to the payments and benefits specified in Section 8(a).

     (g) Notice and Date of Termination. (i) Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 18(i) hereof. For purposes of this Agreement, a `Notice of Termination' shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. If the event or circumstance on which the proposed termination of employment is based is susceptible of cure, the Notice of Termination shall not be delivered until Executive or the Company, as the case may be, has had at least 30 days to effect such cure, and unless such event or circumstance persists at the end of such cure period.

          (ii) `Date of Termination' shall mean (A) if employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), (B) if employment is terminated by reason of death, the date of death, and (C) if employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination of employment by the Company for Cause shall not be less than ten (10) days after the date such Notice of Termination is given); provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

     (h) Any provision of this Agreement to the contrary notwithstanding, Executive shall be obligated to execute a general release of claims in favor of the Company, in the form used generally by the Company in connection with termination of employment from time to time, as a condition to receiving benefits and payments under this Agreement.

  9. Definitions. (a) `Cause' shall mean (i) Executive's willful and continued failure substantially to perform the duties of his position (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by Executive for Good Reason, as hereinafter defined),
(ii) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its affiliates, or (iii) the Executive's conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its subsidiaries conducts business which materially impairs the value of Executive's services to the Company or any of its subsidiaries.
For purposes of this definition, no act or failure to act shall be deemed `willful' unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.

     (b) `Change in Control' shall mean the occurrence of any of the following events after July 14, 1998:

          (i) Any `person,' as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the `Exchange Act') (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the `beneficial owner' (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

          (ii) During any period of two consecutive years commencing on July 14, 1998, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or
       (iv) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (iii) The shareholders of the Company have approved a merger or consolidation of the Company with any other company and all other required governmental approvals of such merger or consolidation have been obtained, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) becomes the beneficial owner (as defined above) of more than 20% of the combined voting power of the Company's then outstanding securities; or

          (iv) The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, and all other required governmental approvals of such transaction have been obtained.

     (c) `Disability' shall mean the Executive's inability, as a result of physical or mental incapacity, to perform the duties of his position for a period of six (6) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

     (d) `Good Reason' means:

          (i) Removal from, or failure to be reappointed or reelected to, Executive's position as specified in Section 2 (other than as a result of a promotion).

          (ii) Material diminution in Executive's title, position, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Executive's position as specified in
       Section 2.

          (iii) Reduction in Base Salary or target or maximum Bonus opportunity, reduction in level of participation in long term incentive, stock option and other equity award, benefit and other plans for senior executives or other material breach of this Agreement by the Company.

          (iv) Relocation of the executive's principal workplace without his consent to a location outside the New York metropolitan area.

  10. SERP and Retiree Health Benefits. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason within two years after a Change in Control, in addition to receiving the benefits described in Section 8(c) and 8(d) above, Executive shall receive three additional years of age and service credit for vesting, eligibility (for participation and for any early retirement or other benefit) and benefit accrual purposes under the Company's defined benefit pension plan and any related supplemental plan (including any successor plan thereto) and the Company's retiree health, medical and dental plans and shall be fully vested in his accrued benefits under such plans. Compensation paid in connection with termination of employment under this Agreement shall not be treated as compensation for purposes of computing his benefit under such plans.

  11. Certain Payments. (a) If any of the payments or benefits received or to be received by Executive in connection with a Change in Control or Executive's termination of employment, whether or not pursuant to this Agreement (such payments or benefits, excluding the Gross-Up Payment, as hereinafter defined, shall hereinafter be referred to as the `Total Payments') will be subject to an excise tax as provided for in Section 4999 of the Internal Revenue Code (the `Code') (the `Excise Tax'), the Company shall pay to Executive an additional amount (the `Gross-Up Payment') such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments; provided, however, that if the Total Payments are less than 360% of the Executive's Base Amount, as defined in section 280G(b)(3) of the Code, the Executive shall not be entitled to the Gross-Up Payment, and the Total Payments shall be reduced as provided for in Section 11(d) below.

     (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as `parachute payments' (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (`Tax Counsel') reasonably acceptable to Executive and selected by the accounting firm acting as the `Auditor', as defined below, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all `Excess parachute payments' within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence or, if higher, in the state and locality of Executive's principal place of employment, on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 11), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

     (d) If the Total Payments would constitute an Excess parachute payment, but are less than 360% of the Base Amount, such payments shall be reduced to the largest amount that may be paid to the Executive without the imposition of the Excise Tax or the disallowance as deductions to the Company under Section 280G of the Code of any such payments.

     (e) All determinations under this Section 11 shall be made by a nationally recognized accounting firm selected by the Executive (the `Auditor'). The Company shall cooperate in good faith in making such determinations and in providing the necessary information for this purpose.

  12. Indemnification. The Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Commencement Date, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greatest protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. Executive's rights under this Section 12 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.

  13. Non-Competition. (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that during the Employment Term and for a period of one year after the termination thereof;

          (i) The Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates (including without limitation by performing or soliciting the performance of services for any person who is a customer or client of the Company or any of its affiliates) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any location in which the Company or any of its affiliates conducted any such competing line of business.

          (ii) Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited from engaging in by clause (i) above.

          (iii) Executive will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by this Section, or to terminate his or her employment with the Company or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months.

          (iv) Executive will not directly or indirectly solicit subscribers or suppliers of the Company or telephone companies for which the Company serves as sales agent or induce any such person to terminate its relationships with the Company.

     (b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 13 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

  14. Confidentiality; Nondisparagement. (a) Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, employees, organizational structure or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

     (b) Executive will not at any time (whether during or after his employment with the Company) knowingly make any statement, written or oral, or take any other action relating to the Company or its officers or directors that would disparage or otherwise harm the Company, its business or its reputation or those of any of its officers and directors.

  15. Material Inducement; Specific Performance. Executive acknowledges and agrees that the covenants entered into by Executive in Section 13 and 14 are essential elements of the parties' agreement as expressed herein, are a material inducement for the Company to enter into this Agreement and the breach thereof would be a material breach of this Agreement. Executive further acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 13 or Section 14 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

  16. Litigation Support. Executive agrees that he will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section.

  17. Legal Fees. The Company will pay or reimburse Executive, as incurred, all legal fees and costs incurred by Executive in enforcing his rights under the Agreement, if Executive's position substantially prevails. Following a Change in Control, the Company will pay or reimburse Executive, as incurred, for all such fees and costs unless Executive's claim was frivolous or was brought or pursued by Executive in bad faith.

  18. Miscellaneous. (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and in the incentive compensation and other employee benefit plans and arrangements of the Company referenced herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     (e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the consent of Executive except as set forth in Section 18(h); provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

     (f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such employment, if obtained, or compensation or benefits payable in connection therewith, shall reduce any amounts or benefits to which Executive is entitled hereunder except as provided for in Sections 8(c) and (d).

     (g) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the employment of Executive by the Company shall be submitted to arbitration in New York, New York under the auspices of the American Arbitration Association.

     (h) Successors; Binding Agreement

          (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, `Company' shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term `Company' shall also mean any affiliate of the Company to which Executive may be transferred and the Company shall cause such successor employer to be considered the `Company' bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control the term `Company' shall not mean any affiliate of the Company to which Executive may be transferred unless Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the `Company' bound by the terms of this Agreement and this Agreement shall be amended to so provide.

          (ii) This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributers, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Executive or, if there is no such designee, to the estate of Executive.

     (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive at the address appearing from time to time in the personnel records of the Company and to the Company at the address of its corporate headquarters, directed to the attention of the Board with a copy to the Secretary of the Company, or in either case to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     (j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                   Philip C. Danford


                                                   ___________________________


                                                   R.H. DONNELLEY CORPORATION


                                                   By: ________________________
                                                       Title: